Exhibit 99.1

FOR IMMEDIATE RELEASE:
Dec. 7, 2021

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Keith Gaub
1-973-443-2777 (o)	1-973-822-7154 (o)
kristen.seely@zoetis.com	keith.gaub@zoetis.com

Zoetis Announces Authorization of $3.5 Billion Share Repurchase Program
Company Also Declares First Quarter 2022 Dividend; Board Approves 30% Payment Increase

PARSIPPANY, N.J. – Dec. 7, 2021 – Zoetis Inc. (NYSE:ZTS) today announced that its Board of Directors has approved a $3.5 billion share repurchase program as part of its capital allocation plans. The shares are expected to be repurchased over a multi-year period, and the program can be cancelled at any time. The Company’s previous $2.0 billion share repurchase program, which was approved in December 2018, is expected to be completed in 2022.

The company also declared a dividend of $0.325 per share for the first quarter of 2022, an increase of 30% from the quarterly dividend rate paid in 2021. The dividend will be paid on Tuesday, March 1, 2022, to all holders of record of the Company’s common stock as of the close of business on Thursday, January 20, 2022.

“Our financial performance has remained very strong this year and allows us to continue making meaningful investments in our business while returning capital to our shareholders,” said Wetteny Joseph, Executive Vice President and Chief Financial Officer at Zoetis. “This new share repurchase program, along with the dividend increase, is a demonstration of our ongoing commitment to shareholders as part of our capital allocation priorities.”

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After nearly 70 years innovating ways to predict, prevent, detect, and treat animal illness, Zoetis continues to stand by those raising and caring for animals worldwide -- from livestock farmers to veterinarians and pet owners. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of $6.7 billion in 2020 with approximately 11,300 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its potential impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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